Exhibit 99.1
Freddie Mac Reports Net Income of $2.7 Billion and
Comprehensive Income of $2.6 Billion for Third Quarter 2018
Stable and Strong Third Quarter Earnings Illustrate a Transformed Company Building a Better Housing Finance System

Third Quarter 2018 Financial Results

•	$2.6 billion comprehensive income, driven primarily by stable business revenues and strong credit quality, included:

▪	A $0.2 billion (after-tax) net benefit from single-family legacy asset dispositions.

▪	A $0.2 billion (after-tax) benefit from reducing the write-down of the net deferred tax asset from the tax reform legislation enacted in the fourth quarter of 2017.

▪	Market-related items, such as interest rates and market spreads, had a near-zero impact.

•	$2.6 billion dividend requirement to the U.S. Treasury in December; cumulative payments to date total $114 billion.

“The third quarter marked another very good quarter for Freddie Mac, with comprehensive income of $2.6 billion. This continues our growing quarterly track record of producing stable and strong earnings, all while responsibly supporting the company’s mission and reducing taxpayer exposure to our risks. As we look back on our ten years in conservatorship, these results make clear that Freddie Mac is a transformed company that plays a key role in reforming and improving America’s housing finance system.”

Donald H. Layton Chief Executive Officer

Business Highlights
Producing Solid Results through Strong Business Fundamentals

•	Strong guarantee book growth over the prior year: Total guarantee portfolio grew 6 percent to $2.1 trillion.

▪
New origination volumes year-to-date: Single-family total originations decreased 6 percent to $231 billion; purchase volume increased 12 percent, while refinance volume decreased 30 percent. Multifamily originations increased 2 percent to $47 billion.

•
Credit quality remains strong: Single-family serious delinquency rate decreased to 0.73 percent, the lowest level in more than a decade, while the Multifamily delinquency rate remained near zero, at 0.01 percent.

•	Return on CCF capital(1): The company's aggregate measure, while in conservatorship, of return-versus-risk exceeded 10 percent for another quarter.
Reducing Taxpayer Exposure to Credit Risk

•
Single-family: Reduced CCF capital needed for credit risk(1) by approximately 60 percent(2) through credit risk transfer (CRT) transactions on originations in the twelve months ended September 30, 2017. The company recently introduced an enhanced CRT structure designed to reduce CCF capital needed for credit risk by approximately 80 percent on related new originations.

•	Multifamily: Reduced CCF capital needed for credit risk(1) by approximately 90 percent(2) through CRT transactions on originations in the twelve months ended September 30, 2017.

•
CCF capital(1): Declined $7.1 billion, or 12 percent, from the prior year quarter reflecting house price growth plus management actions, such as disposing of legacy assets and transferring credit risk.

Expanding Opportunities for U.S. Homebuyers and Renters

•	Provided approximately $286 billion year-to-date in liquidity to the mortgage market, funding more than 992,000 single-family homes and nearly 551,000 multifamily rental units.

•
First-time homebuyers represented more than 46 percent of new purchase loans, while 94 percent of the eligible multifamily rental units financed were affordable to families earning at or below 120 percent of area median incomes.

Comprehensive income (Dollars in billions)	3Q 2018	2Q 2018	Change	3Q 2017	Change
GAAP comprehensive income	$2.6	$2.4	$0.2	$4.7	$(2.1)
Significant items:
Non-agency mortgage-related securities settlement and judgment	—	(0.3)	0.3	(4.5)	4.5
Tax effect related to settlement and judgment	—	0.1	(0.1)	1.6	(1.6)
Total significant items	—	(0.2)	0.2	(2.9)	2.9
Comprehensive income, excluding significant items(3)	$2.6	$2.2	$0.4	$1.8	$0.8
CCF capital (quarterly average)(1)	$51.9	$53.1	$(1.2)	$59.0	$(7.1)
Return on CCF capital, based on GAAP comprehensive income(1)	19.7%	18.3%	1.4%	31.5%	(11.8)%
Adjusted return on CCF capital, based on comprehensive income, excluding significant items(1)(3)	19.7%	16.4%	3.3%	11.6%	8.1%
(1) See pages 5-6 for additional information on FHFA's Conservatorship Capital Framework (CCF).
(2) See pages 8-9 for calculations related to reduction in CCF capital needed for credit risk.
(3) See Non-GAAP Financial Measure Highlights on pages 4-5 and 15-16 of this press release for additional details and reconciliations to the comparable amounts under GAAP.

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $2.7 billion for the third quarter of 2018, compared to net income of $2.5 billion for the second quarter of 2018. The company also reported comprehensive income of $2.6 billion for the third quarter of 2018, compared to comprehensive income of $2.4 billion for the second quarter of 2018.
Summary Condensed Consolidated Statements of Comprehensive Income

(Dollars in millions)	3Q 2018	2Q 2018	Change	3Q 2017	Change
Net interest income	$3,257	$3,003	$254	$3,489	$(232)
Benefit (provision) for credit losses	380	60	320	(716)	1,096
Derivative gains (losses)	728	416	312	(678)	1,406
Other non-interest income (loss)(1)	97	809	(712)	6,152	(6,055)
Total non-interest income (loss)	825	1,225	(400)	5,474	(4,649)
Administrative expense	(569)	(558)	(11)	(524)	(45)
Other non-interest expense	(631)	(585)	(46)	(533)	(98)
Total non-interest expense	(1,200)	(1,143)	(57)	(1,057)	(143)
Income (loss) before income tax (expense) benefit	3,262	3,145	117	7,190	(3,928)
Income tax (expense) benefit	(556)	(642)	86	(2,519)	1,963
Net income (loss)	$2,706	$2,503	$203	$4,671	$(1,965)
Total other comprehensive income (loss), net of taxes and reclassification adjustments	(147)	(68)	(79)	(21)	(126)
Comprehensive income (loss)	$2,559	$2,435	$124	$4,650	$(2,091)

Guarantee fee income(1)	$209	$200	$9	$169	$40
(1) Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business and is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income. See Non-GAAP Financial Measure Highlights on pages 4-5 for additional information on adjusted guarantee fee income, which consists of the revenues from guarantee fees from both the single-family and multifamily businesses.
.

Financial Results Discussion
Freddie Mac’s third quarter 2018 comprehensive income of $2.6 billion primarily reflected:

•
Continued strong earnings primarily driven by guarantee fee income from the Single-family and Multifamily businesses. In addition, earnings from the Capital Markets business have remained relatively stable.

Included in these results were:

•	A $0.2 billion (after-tax) benefit from single-family legacy asset dispositions, primarily resulting from:

▪	A $0.1 billion (after-tax) benefit for credit losses from legacy asset reclassifications; and

▪	$0.1 billion (after-tax) in other non-interest income from legacy asset dispositions.

•	A $0.2 billion (after-tax) benefit from reducing the write-down of the net deferred tax asset from the tax reform legislation enacted in the fourth quarter of 2017.

•	Market-related items had a near-zero impact, as a $0.1 billion loss from net interest rate impacts(1) was partially offset by a gain of $0.1 billion from market spread impacts, both after-tax.

▪
The small loss from net interest rate impacts in the third quarter of 2018 reflected the effect of the company's implementation of fair value hedge accounting in the first quarter of 2017, which significantly reduced the company's GAAP earnings sensitivity to changes in interest rates.

(1) Net of hedge accounting amortization.

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

Selected Financial Measures

•	Net interest income increased from the prior quarter primarily driven by lower hedge accounting losses.
(1) Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business and is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.

•
Guarantee fee income, primarily from the company’s Multifamily business, increased from the prior quarter driven by a higher multifamily guarantee portfolio balance due to issuances of K and SB Certificates.

•	Benefit for credit losses increased from the prior quarter primarily driven by reclassifications of single-family legacy assets from held-for-investment to held-for-sale.

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

Non-GAAP Financial Measure Highlights
In addition to analyzing the company’s results on a GAAP basis, management reviews net interest income and guarantee fee income on an “adjusted,” or non-GAAP, basis. These adjusted financial measures are calculated by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on the company’s GAAP condensed consolidated statements of comprehensive income. Management believes these non-GAAP financial measures are useful because they more clearly reflect the company’s sources of revenue.

•
The company’s GAAP net interest income includes the spread earned on its investments activities plus the guarantee fees earned by its Single-family business. GAAP guarantee fees are primarily those generated by its multifamily business.

▪	Adjusted net interest income is the net spread earned on the company’s investments activities, including the cost of funds associated with using derivatives.

▪
Adjusted guarantee fee income consists of the revenues from guarantee fees from both the single-family and multifamily businesses, net of the 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011.

The company also considers whether certain significant items occurred during the quarter that are not indicative of on-going operations. If so, the company presents a non-GAAP financial measure for comprehensive income that is calculated by excluding these significant items from GAAP comprehensive income. The company also presents a non-GAAP financial measure, adjusted return on CCF capital, that is calculated based on comprehensive income, excluding significant items. Management believes that both of these non-GAAP financial measures are useful because they allow users to better understand the drivers of the company's on-going financial results.

•	The company did not identify any such significant item this quarter.

•
The company excluded a legal settlement and the related tax effect from GAAP comprehensive income in the third quarter of 2017 and the benefit from a legal judgment and the related tax effect from GAAP comprehensive income in the second quarter of 2018 as they related to non-agency mortgage-related securities in which the company no longer invests.

The graphs that follow show the non-GAAP financial measures for adjusted net interest income and adjusted guarantee fee income.

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see pages 15-16 of this press release.
Note: Amounts may not add due to rounding.

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

•	Adjusted net interest income was substantially unchanged from the prior quarter.

•
The mortgage-related investments portfolio declined $8 billion, or 3 percent, from the prior quarter, ending the third quarter of 2018 at $228 billion, below the 2018 year-end Purchase Agreement cap of $250 billion.

▪
The balances of liquid assets and securitization pipeline assets at September 30, 2018 were $125 billion and $30 billion, respectively, together representing approximately 68 percent of the mortgage-related investments portfolio.

▪	The balance of less liquid assets declined $3 billion, or 4 percent, from the prior quarter to $74 billion at September 30, 2018 primarily due to repayments.

◦
Less liquid assets include single-family reperforming loans, single-family seriously delinquent loans, multifamily unsecuritized mortgage loans not in the securitization pipeline, and mortgage-related securities not guaranteed by a GSE or the U.S. government.

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see pages 15-16 of this press release.
Note: Amounts may not add due to rounding.

•	Adjusted guarantee fee income was substantially unchanged from the prior quarter.

•	The total guarantee portfolio grew $26 billion, or 1 percent, from the prior quarter and $117 billion, or 6 percent, from the prior year.
Return on Modeled Conservatorship Capital

In May 2017, the Federal Housing Finance Agency (FHFA), as Conservator, issued guidance to Freddie Mac to evaluate and manage its financial risk and to make economic business decisions, while in conservatorship, utilizing a newly-developed risk-based Conservatorship Capital Framework (CCF), an economic capital system with detailed formulae provided by FHFA. The CCF also provides the foundation for the risk-based component of the proposed Enterprise Capital Rule published by FHFA in the Federal Register in July 2018.
The CCF is used to establish the modeled capital needed to evaluate business decisions and ensure the company makes such decisions prudently when pricing transactions and managing its businesses. This return-versus-risk framework focuses on the profits earned versus an estimated cost of equity capital needed to support the risk assumed to generate those profits. Management relies upon this framework in its decision-making.
The existing regulatory capital requirements have been suspended by FHFA during conservatorship. Consequently, the company refers to the capital needed by the CCF for analysis of transactions and businesses as "modeled conservatorship capital" or simply "CCF capital."

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

Under the Purchase Agreement, the company is not able to permanently retain total equity, as calculated under GAAP, in excess of the $3.0 billion Capital Reserve Amount. As a result, it does not have capital sufficient to support its aggregate risk-taking activities. Instead, it relies upon the Purchase Agreement to maintain market confidence.
The table below provides the return on CCF capital, calculated as (1) annualized comprehensive income for the period divided by (2) average CCF capital during the period. The company calculates the return using both (1) GAAP comprehensive income and (2) comprehensive income excluding significant items (2).
All modeled conservatorship capital figures presented below are based on the CCF as of September 30, 2018. The CCF has been and may be further revised by FHFA from time to time, and may be revised specifically in connection with FHFA's consideration and adoption of a final Enterprise Capital Rule, which could result in changes, possibly material, in the company's modeled conservatorship capital. For example, the Enterprise Capital Rule proposed by FHFA in the second quarter of 2018 includes capital for deferred tax assets, which is not included in the CCF currently, but which is scheduled to be included beginning in 2019.
The return on CCF capital shown in the table below is not based on the company's total equity and does not reflect actual returns on total equity. The company does not believe that returns on total equity are meaningful because of the limitations on the amount of total equity that it is able to permanently retain under the Purchase Agreement.

(Dollars in billions)	3Q 2018	2Q 2018	Change	3Q 2017	Change
GAAP comprehensive income	$2.6	$2.4	$0.2	$4.7	$(2.1)
Significant items:
Non-agency mortgage-related securities settlement and judgment (1)	—	(0.3)	0.3	(4.5)	4.5
Tax effect related to settlement and judgment (1)	—	0.1	(0.1)	1.6	(1.6)
Total significant items(2)	—	(0.2)	0.2	(2.9)	2.9
Comprehensive income, excluding significant items(1)(2)	$2.6	$2.2	$0.4	$1.8	$0.8
CCF capital (quarterly average)	$51.9	$53.1	$(1.2)	$59.0	$(7.1)
Return on CCF capital, based on GAAP comprehensive income	19.7%	18.3%	1.4%	31.5%	(11.8)%
Adjusted return on CCF capital, based on comprehensive income, excluding significant items(1)(2)	19.7%	16.4%	3.3%	11.6%	8.1%
(1) See Non-GAAP Financial Measure Highlights on pages 4-5 and 15-16 of this press release for additional details and reconciliations to the comparable amounts under GAAP.
(2) No significant items were identified for the third quarter of 2018. Numbers for the third quarter of 2018 included for comparison purposes only.

Note: Amounts may not add due to rounding.
The company's adjusted returns on CCF capital increased over the last several quarters due, in part, to its decreasing level of CCF capital needed, resulting from home price improvements, the efficient disposition of legacy assets and the increasing credit risk transfer activity in both the Single-family Guarantee and Multifamily segments.
The company's three business segments have different capital requirements, returns, and profitability. The return on CCF capital for the Single-family Guarantee segment, which has FHFA-prescribed guidance on guarantee fee levels, is generally lower than the company's overall return, while the returns in the Multifamily and
Capital Markets segments are generally higher.
The company finds the returns calculated above, as well as the returns calculated on specific transactions and individual business lines, to be a reasonable measure of return-versus-risk to support its decision-making while the company remains in conservatorship. However, these returns may not be indicative of the returns that would be generated if the company were to exit conservatorship, especially as the terms and timing of any such exit are not currently known and will depend upon future actions by the U.S. government. The company's belief, should it leave conservatorship, is that returns at that time would most likely be below the levels calculated above, assuming the same portfolio of risk assets, as the company expects that it would hold capital post-conservatorship above the minimum required regulatory capital. It is also likely that the company would be required to pay fees for federal government support, thereby reducing its total comprehensive income.

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

For additional information on the Conservatorship Capital Framework and the Return on Modeled Conservatorship Capital, see the company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018 and September 30, 2018.
Segment Financial Results and Business Highlights
Freddie Mac’s operations consist of three reportable segments, which are based on the types of business activities they perform – Single-family Guarantee, Multifamily and Capital Markets. The company presents Segment Earnings for each reportable segment by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on its GAAP condensed consolidated statements of comprehensive income and allocating certain revenues and expenses, including funding costs and administrative expenses, to its three reportable segments. For more information about Segment Earnings, see Note 13 to the condensed consolidated financial statements included in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and page 16 of this press release.
Single-family Guarantee Segment
Providing liquidity to the market while transforming U.S. housing finance
Financial Results (1)

(Dollars in millions)	3Q 2018	2Q 2018	Change	3Q 2017	Change
Guarantee fee income	$1,576	$1,571	$5	$1,581	$(5)
Benefit (provision) for credit losses	196	103	93	(826)	1,022
Other non-interest income (loss)	348	119	229	403	(55)
Administrative expense	(371)	(363)	(8)	(353)	(18)
REO operations expense	(42)	(20)	(22)	(38)	(4)
Other non-interest expense	(413)	(400)	(13)	(348)	(65)
Segment earnings before income tax expense	1,294	1,010	284	419	875
Income tax expense	(229)	(207)	(22)	(164)	(65)
Segment earnings, net of taxes	1,065	803	262	255	810
Total other comprehensive income (loss), net of tax	(2)	(2)	—	—	(2)
Total comprehensive income	$1,063	$801	$262	$255	$808

(1)	The financial performance of the company’s Single-family Guarantee segment is measured based on its contribution to GAAP net income (loss).

•	Segment earnings increased from the prior quarter primarily driven by a higher benefit from single-family legacy asset transactions.
Business Highlights

•	New loan purchase and guarantee activity was $81 billion for the third quarter of 2018, a decrease of $3 billion, or 4 percent, from the prior quarter.

▪	Total year-to-date activity decreased 6 percent to $231 billion; home purchase volume increased 12 percent, while refinance volume decreased 30 percent.

•	Single-family credit guarantee portfolio increased from the prior quarter to $1,875 billion at September 30, 2018.

•	Core loan portfolio (after 2008), which excludes HARP and other relief refinance loans, continued to grow and was 81 percent of the single-family credit guarantee portfolio at September 30, 2018.

•
Average guarantee fees charged on new acquisitions were 41 basis points (net of the legislated 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011) for the third quarter of 2018, unchanged from the prior quarter.

▪	Average guarantee fees on the single-family credit guarantee portfolio were 34 basis points, unchanged from the prior quarter.

•	As of September 30, 2018, the company had cumulatively transferred a portion of credit risk on nearly $1.1 trillion of single-family mortgages, based upon the UPB at issuance of the CRT transactions.

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

▪	CCF capital needed for credit risk was reduced by approximately 60 percent (1) through CRT transactions on originations in the twelve months ended September 30, 2017.

▪
In September 2018, the company introduced an enhanced CRT structure designed to reduce CCF capital needed for credit risk by approximately 80 percent on related new originations. This enhanced structure sells more of the first loss position and extends the maturity from 12.5 to 30 years.

•	Provided funding for more than 348,000 single-family homes, approximately 93,000 of which were refinance loans, in the third quarter of 2018.
(1) The reduction in the amount of CCF capital needed for credit risk on new originations is calculated as modeled conservatorship credit capital released from the underlying single-family credit risk transfer transaction reference pool divided by total modeled conservatorship credit capital on new originations at the time of purchase.
Multifamily Segment
Leading through innovation
Financial Results (1)

(Dollars in millions)	3Q 2018	2Q 2018	Change	3Q 2017	Change
Net interest income	$277	$293	$(16)	$342	$(65)
Guarantee fee income	210	204	6	170	40
Benefit (provision) for credit losses	2	2	—	(22)	24
Gains (losses) on loans and other non-interest income	(82)	75	(157)	183	(265)
Derivative gains (losses)	375	224	151	22	353
Administrative expense	(109)	(106)	(3)	(98)	(11)
Other non-interest expense	(14)	(4)	(10)	(11)	(3)
Segment earnings before income tax expense	659	688	(29)	586	73
Income tax expense	(113)	(140)	27	(212)	99
Segment earnings, net of taxes	546	548	(2)	374	172
Total other comprehensive income (loss), net of tax	(44)	(24)	(20)	(4)	(40)
Total comprehensive income (loss)	$502	$524	$(22)	$370	$132

(1)	The financial performance of the company’s Multifamily segment is measured based on its contribution to GAAP comprehensive income (loss).

•	Comprehensive income was substantially unchanged from the prior quarter.
 Business Highlights

•
New purchase volume was nearly $18 billion for the third quarter of 2018, an increase of 13 percent from the prior quarter, while outstanding purchase commitments increased 16 percent to $24 billion, primarily reflecting a strong pipeline of expected future fundings.

▪
Capped multifamily new business activity was $7.4 billion for the third quarter of 2018 and $18.7 billion year-to-date, while uncapped new business activity was $10.5 billion for the third quarter of 2018 and $28.1 billion year-to-date.

◦	The 2018 FHFA Scorecard goal is to maintain the dollar volume of annual capped multifamily new business activity at or below a production cap of $35 billion.

•	Multifamily guarantee portfolio increased 3 percent from the prior quarter to $226 billion at September 30, 2018 due to ongoing risk transfer securitizations.

•	As of September 30, 2018, the company had cumulatively transferred the large majority of credit risk on the Multifamily guarantee portfolio.

▪
CCF capital needed for credit risk was reduced by approximately 90 percent (1) through CRT transactions on originations in the twelve months ended September 30, 2017; the company plans similar risk reduction transactions for this quarter's originations.

•	The company executed CRT transactions, primarily via K and SB Certificates, on $15 billion UPB during the third quarter of 2018 and on $294 billion UPB since 2009.

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

▪
In addition to transferring a large majority of the expected and stress credit risk, nearly all of the multifamily credit risk transfer transactions also shifted certain non-credit risks associated with the underlying assets, such as interest-rate risk and liquidity risk, away from Freddie Mac to third-party investors.

•	The company provided financing for approximately 209,000 rental units in the third quarter of 2018.

▪	94 percent of the eligible units financed in the third quarter of 2018 were affordable to families earning at or below 120 percent of area median incomes.

◦	87 percent of the eligible units financed in the third quarter of 2018 were affordable to families earning at or below 100 percent of area median incomes
(1) The reduction in the amount of CCF capital needed for credit risk on new originations is calculated as modeled conservatorship credit capital released from credit risk transfer transactions (primarily through K and SB Certificates) divided by total modeled conservatorship credit capital on new originations at the time of purchase.
Capital Markets Segment
Enhancing the liquidity of the company’s securities, reducing less liquid assets and funding the company's business activities
Financial Results (1)

(Dollars in millions)	3Q 2018	2Q 2018	Change	3Q 2017	Change
Net interest income	$923	$862	$61	$804	$119
Net impairment of available-for-sale securities recognized in earnings	7	26	(19)	50	(43)
Derivative gains (losses)	427	309	118	(324)	751
Gains (losses) on trading securities	(286)	(232)	(54)	(26)	(260)
Other non-interest income	327	571	(244)	5,754	(5,427)
Administrative expense	(89)	(89)	—	(73)	(16)
Segment earnings before income tax expense	1,309	1,447	(138)	6,185	(4,876)
Income tax expense	(214)	(295)	81	(2,143)	1,929
Segment earnings, net of taxes	1,095	1,152	(57)	4,042	(2,947)
Total other comprehensive income (loss), net of tax	(101)	(42)	(59)	(17)	(84)
Total comprehensive income (loss)	$994	$1,110	$(116)	$4,025	$(3,031)

(1)	The financial performance of the company’s Capital Markets segment is measured based on its contribution to GAAP comprehensive income (loss).

•	Comprehensive income decreased from the prior quarter primarily driven by a benefit from a litigation judgment involving certain non-agency mortgage-related securities in the second quarter.
Business Highlights

•	The company continued to maintain a presence in the agency mortgage-related securities market to strategically support the guarantee business.

▪
Liquid assets held by the Capital Markets segment were 66 percent of the portfolio, or $118 billion, at September 30, 2018, relatively unchanged from 66 percent of the portfolio, or $124 billion, at June 30, 2018.

•	The company continued to responsibly reduce the balance of the mortgage-related investments portfolio with a focus on reducing less liquid assets.

▪
Less liquid assets were $50 billion at September 30, 2018, down $1 billion, or 3 percent, from the prior quarter, due primarily to sales of $2.8 billion of single-family legacy assets and ongoing portfolio liquidations, partially offset by purchases of new single-family seriously delinquent loans.

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

Housing Market Support
Freddie Mac supports the U.S. housing market by executing its charter mission to ensure credit availability for new and refinanced mortgages as well as rental housing while also helping struggling homeowners avoid foreclosure.
Preventing Foreclosures – The company continued to help struggling borrowers retain their homes or otherwise avoid foreclosure, completing approximately 75,000 single-family loan workouts in the nine months year-to-date.
Mortgage Funding – The company provided approximately $286 billion in liquidity to the market in the nine months year-to-date, funding:

•	More than 992,000 single-family homes, approximately 338,000 of which were refinance loans; and

•	Approximately 551,000 multifamily rental units.

(1) As of September 30.
Note: Amounts may not add due to rounding.

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

About Freddie Mac’s Conservatorship
Since September 2008, Freddie Mac has been operating under conservatorship with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations.

(1)
Excludes the initial $1 billion liquidation preference of senior preferred stock issued to Treasury in September 2008 as consideration for Treasury’s funding commitment and the $3 billion increase in the aggregate liquidation preference of the senior preferred stock pursuant to the December 21, 2017 Letter Agreement. The company received no cash proceeds as a result of issuing the initial $1 billion liquidation preference of senior preferred stock or the $3.0 billion increase on December 31, 2017.

(2)	As of September 30, 2018.
Note: Amounts may not add due to rounding.

•
$2.6 billion dividend requirement to the U.S. Treasury in December 2018 based on the company's Net Worth Amount at September 30, 2018 of $5.6 billion less the applicable $3.0 billion Capital Reserve Amount.

•	The amount of funding available to Freddie Mac under the Purchase Agreement was $140.2 billion at September 30, 2018.

•	Through September 30, 2018, aggregate cash dividends paid to Treasury were $42.4 billion more than cumulative cash draws received from Treasury.

▪	The payment of dividends does not reduce the outstanding liquidation preference under the Purchase Agreement.

•	The aggregate liquidation preference of the senior preferred stock was $75.6 billion at September 30, 2018.

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

Additional Information
For more information, including information related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.
Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.
Webcast Announcement
Management will host a conference call at 9 a.m. Eastern Time on October 31, 2018 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: https://edge.media-server.com/m6/p/98fa5f7k. The replay will be available on the company’s website at www.FreddieMac.com/investors for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.

Media Contact: Frederick Solomon (703) 903-3861	Investor Contact: Laurie Garthune (571) 382-4732

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This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-family Guarantee, Multifamily and Capital Markets segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, the costs and benefits of the company’s credit risk transfer transactions, and results of operations and financial condition on a GAAP, Segment Earnings, non-GAAP and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since its creation by Congress in 1970, the company has made housing more accessible and affordable for homebuyers and renters in communities nationwide. The company is building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

FREDDIE MAC
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(Dollars in millions, except share-related amounts)	3Q 2018	2Q 2018	3Q 2017
Interest income
Mortgage loans	$16,787	$16,344	$15,867
Investments in securities	755	730	821
Other	261	228	185
Total interest income	17,803	17,302	16,873
Interest expense	(14,546)	(14,299)	(13,384)
Net interest income	3,257	3,003	3,489
Benefit (provision) for credit losses	380	60	(716)
Net interest income after benefit (provision) for credit losses	3,637	3,063	2,773
Non-interest income (loss)
Gains (losses) on extinguishment of debt	146	147	27
Derivative gains (losses)	728	416	(678)
Net impairment of available-for-sale securities recognized in earnings	(2)	(1)	(1)
Other gains (losses) on investment securities recognized in earnings	(441)	(348)	723
Other income (loss)	394	1,011	5,403
Non-interest income (loss)	825	1,225	5,474
Non-interest expense
Salaries and employee benefits	(301)	(303)	(272)
Professional services	(120)	(113)	(110)
Other administrative expense	(148)	(142)	(142)
Total administrative expense	(569)	(558)	(524)
Real estate owned operations expense	(38)	(15)	(35)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(375)	(366)	(339)
Other expense	(218)	(204)	(159)
Non-interest expense	(1,200)	(1,143)	(1,057)
Income (loss) before income tax (expense) benefit	3,262	3,145	7,190
Income tax (expense) benefit	(556)	(642)	(2,519)
Net income (loss)	2,706	2,503	4,671
Other comprehensive income (loss), net of taxes and reclassification adjustments:
Changes in unrealized gains (losses) related to available-for-sale securities	(169)	(96)	(47)
Changes in unrealized gains (losses) related to cash flow hedge relationships	25	32	26
Changes in defined benefit plans	(3)	(4)	—
Total other comprehensive income (loss), net of taxes and reclassification adjustments	(147)	(68)	(21)
Comprehensive income (loss)	$2,559	$2,435	$4,650
Net income (loss)	$2,706	$2,503	$4,671
Undistributed net worth sweep and senior preferred stock dividends	(2,559)	(1,585)	(4,650)
Net income (loss) attributable to common stockholders	$147	$918	$21
Net income (loss) per common share — basic and diluted	$0.05	$0.28	$0.01
Weighted average common shares outstanding (in millions) — basic and diluted	3,234	3,234	3,234

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

FREDDIE MAC
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except share-related amounts)	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents (includes $694 and $2,963 of restricted cash and cash equivalents)	$7,038	$9,811
Securities purchased under agreements to resell	48,540	55,903
Investments in securities, at fair value	75,930	84,318
Mortgage loans held-for-sale (includes $18,222 and $20,054 at fair value)	36,924	34,763
Mortgage loans held-for-investment (net of allowance for loan losses of $6,946 and $8,966)	1,865,504	1,836,454
Accrued interest receivable	6,600	6,355
Derivative assets, net	469	375
Deferred tax assets, net	7,876	8,107
Other assets (includes $3,707 and $3,353 at fair value)	14,576	13,690
Total assets	$2,063,457	$2,049,776
Liabilities and equity
Liabilities
Accrued interest payable	$6,418	$6,221
Debt, net (includes $5,329 and $5,799 at fair value)	2,041,990	2,034,630
Derivative liabilities, net	295	269
Other liabilities	9,195	8,968
Total liabilities	2,057,898	2,050,088
Commitments and contingencies
Equity
Senior preferred stock (redemption value of $75,648 and $75,336)	72,648	72,336
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,058,775 shares and 650,054,731 shares outstanding	—	—
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(76,800)	(83,261)
AOCI, net of taxes, related to:
Available-for-sale securities (includes $298 and $593, related to net unrealized gains on securities for which other-than-temporary impairment has been recognized in earnings)	(260)	662
Cash flow hedge relationships	(342)	(356)
Defined benefit plans	89	83
Total AOCI, net of taxes	(513)	389
Treasury stock, at cost, 75,805,111 shares and 75,809,155 shares	(3,885)	(3,885)
Total equity	5,559	(312)
Total liabilities and equity	$2,063,457	$2,049,776
The table below presents the carrying value and classification of the assets and liabilities of consolidated variable interest entities (VIEs) on the company's condensed consolidated balance sheets.
(Dollars in millions)	September 30, 2018	December 31, 2017
Consolidated Balance Sheet Line Item
Assets:
Mortgage loans held-for-investment	$1,814,776	$1,774,286
All other assets	21,438	25,753
Total assets of consolidated VIEs	$1,836,214	$1,800,039
Liabilities:
Debt, net	$1,765,045	$1,720,996
All other liabilities	5,214	5,030
Total liabilities of consolidated VIEs	$1,770,259	$1,726,026

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

FREDDIE MAC
Non-GAAP Reconciliations

Reconciliation of GAAP Net Interest Income to Adjusted Net Interest Income (pre-tax)
(Dollars in millions)	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
GAAP net interest income	$3,489	$3,501	$3,018	$3,003	$3,257
Reclassifications:
Guarantee fee income reclassified to adjusted guarantee fee income (1)(2)	(1,921)	(1,946)	(1,873)	(1,941)	(1,952)
Accrual of periodic cash settlements reclassified from derivative gain (loss) (3)	(398)	(296)	(145)	(43)	27
Hedge accounting impact (4)	40	(132)	373	214	34
Other reclassifications (5)	(64)	(53)	(285)	(78)	(166)
Total reclassifications	(2,343)	(2,427)	(1,930)	(1,848)	(2,057)
Adjusted net interest income	$1,146	$1,074	$1,088	$1,155	$1,200

Reconciliation of GAAP Guarantee Fee Income* to Adjusted Guarantee Fee Income (pre-tax)
(Dollars in millions)	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
GAAP guarantee fee income*	$169	$186	$194	$200	$209
Reclassifications:
Guarantee fee income reclassified from net interest income (1)(2)	1,921	1,946	1,873	1,941	1,952
Temporary Payroll Tax Cut Continuation Act of 2011 expense reclassified from other non-interest expense (6)	(339)	(350)	(359)	(366)	(375)
Total reclassifications	1,582	1,596	1,514	1,575	1,577
Adjusted guarantee fee income	$1,751	$1,782	$1,708	$1,775	$1,786

Reconciliation of GAAP Comprehensive Income to Comprehensive Income, excluding Significant Items
(Dollars in millions)	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
GAAP comprehensive income	$4,650	$(3,312)	$2,150	$2,435	$2,559
Exclusions:
Non-agency mortgage-related securities settlement and judgment (7)	(4,525)	—	—	(334)	—
Tax effect related to settlement and judgment	1,584	—	—	70	—
Write-down of net deferred tax asset (8)	—	5,405	—	—	—
Total exclusions	(2,941)	5,405	—	(264)	—
Comprehensive income, excluding significant items	$1,709	$2,093	$2,150	$2,171	$2,559
* Guarantee fee income on a GAAP basis is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.
Note: Columns may not add due to rounding.
For notes on reclassifications, see page 16 of this press release.

Freddie Mac Third Quarter 2018 Financial Results
October 31, 2018

Notes on Significant Reclassifications
(1) Net guarantee fees are reclassified from GAAP net interest income to adjusted guarantee fee income.
(2) Implied guarantee fee income related to unsecuritized loans held in the mortgage investments portfolio is reclassified from GAAP net interest income to adjusted guarantee fee income.
(3) The accrual of periodic cash settlements of derivatives is reclassified from GAAP derivative gains (losses) into adjusted net interest income to fully reflect the periodic cost associated with the protection provided by these contracts.
(4) Hedge accounting impact consists of removing the effects of hedge accounting including deferred gains and losses on closed cash flow hedges related to forecasted debt issuances.
(5) Other reclassifications primarily relate to items reclassified out of GAAP net interest income, including the amortization of premiums and discounts associated with the company’s PCs and the loans underlying those PCs, amortization of non-cash premiums on single-family loans in trusts and on consolidated PCs, amortization of discounts on loans purchased with deteriorated credit quality that are on accrual status, the accretion of other-than-temporary impairments on available-for-sale securities, STACR debt note expense and net float income or expense.
(6) The expense related to the Temporary Payroll Tax Cut Continuation Act of 2011 is reclassified from GAAP other non-interest expense to adjusted guarantee fee income. As a result of the reclassification, the revenue and expense related to the legislated 10 basis point increase are netted within adjusted guarantee fee income.
(7) The third quarter 2017 GAAP results included a benefit of $4.5 billion (pre-tax) from a settlement with the Royal Bank of Scotland plc related to non-agency mortgage-related securities. The tax effect related to this settlement was $(1.6) billion. The second quarter 2018 GAAP results included a gain of $334 million (pre-tax) from a final judgment against Nomura Holding America, Inc. in litigation involving certain non-agency mortgage-related securities. The tax effect related to this judgment was $(70) million.
(8) The Tax Cuts and Jobs Act of 2017 enacted in December 2017 reduced the statutory corporate income tax rate from 35 percent to 21 percent. Although not effective until January 1, 2018, accounting rules require that the company measure its net deferred tax asset using the reduced rate in the period in which the legislation was enacted. Therefore, the company reduced its net deferred tax asset by $5.4 billion, with a corresponding charge to deferred income tax expense. This resulted in a decrease in both net income and comprehensive income in the fourth quarter of 2017.